Exhibit 19.1

HILAND PARTNERS GP HOLDINGS, LLC

CODE OF ETHICS FOR CHIEF EXECUTIVE OFFICER AND

SENIOR FINANCIAL OFFICERS

This Code of Ethics (this “Code”) contains the policies that relate to the legal and ethical standards of conduct that the Chief Executive Officer and the Chief Financial Officer, Controller and all other senior financial and accounting officers (the “Senior Financial Officers”) of Hiland Partners GP Holdings, LLC (the “Company”) are expected to comply with while carrying out their duties and responsibilities on behalf of the Company.  The Company requires that each of these officers:

1.             Act with honesty and integrity, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.

2.             Exercise independent professional judgment and deter wrongdoing in the conduct of all duties and responsibilities on behalf of the Company.

3.             Provide constituents with information that is accurate, complete, objective, relevant, timely and understandable.  Authorized executives (the Company’s Chief Executive Officer and Senior Financial Officers only) will provide analysts, institutional and individual investors, and the media fair access to corporate information when appropriate.

4.             Recognize that the integrity of the capital markets is based on the transparency of credible financial and non-financial corporate information, and, to the best of his or her ability and knowledge, work to ensure that the Company fully, fairly and accurately discloses this important information in a timely and understandable manner in all reports and documents that the Company files with, or furnishes to, the Securities and Exchange Commission and in other public communications made by the Company.

5.             Comply with all rules, regulations and laws of Federal, state, and local governments, and other appropriate private and public regulatory agencies.  Report to the Company’s Chief Executive Officer and the Chairperson of the Company’s Audit Committee any suspected fraudulent or illegal acts within the Company.

6.             Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing his or her independent judgment to be subordinated.  Avoid any professional/business relationships that might affect, or be perceived to potentially affect, his or her ethical conduct.

7.             Respect the confidentiality of information acquired in the course of his or her work except when authorized or otherwise legally obligated to disclose such information.  Confidential information acquired in the course of his or her work will not be used for personal advantage, or for the advantage of related parties.

8.             Discharge responsibilities completely and competently by keeping abreast of the affairs of the Company as well as the laws and regulations affecting his or her position.

9.             Proactively promote ethical behavior as a responsible partner among peers in his or her work environment.

10.           Achieve responsible use of and control over all assets and resources employed or entrusted to him or her.  Honor his or her obligation to serve the interest of unitholders and other stakeholders.

11.           Mistakes should never be covered up, but should be immediately fully disclosed and corrected.  Falsification of any Company record is prohibited.

12.           Report any violations of this Code to the Company’s Chief Executive Officer and the Chairperson of the Company’s Audit Committee.

13.           Recognize that failure to comply with the requirements of this Code could result in termination of employment.

All officers subject to this Code shall also comply with the Company’s Code of Business Conduct and Ethics.  Any change to or waiver of this Code shall be made only by the Company’s Board of Directors, or the appropriate committee of the Company’s Board of Directors.  If a change to or waiver of this Code is made or granted, appropriate disclosure will be made within two business days after such change or waiver has been made or granted as required by law and The Nasdaq Stock Market, Inc.